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                                                                     Exhibit 3.2


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of March 27, 2002 by and between Summit Properties Partnership, L.P., a Delaware limited partnership (the "Partnership"), and Summit Properties Inc., a Maryland corporation and the sole general partner of the Partnership (the "General Partner"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given such terms in that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 23, 2000 (as amended from time to time, the "Partnership Agreement").

                              W I T N E S S E T H

         WHEREAS, pursuant to Section 8.6.A of the Partnership Agreement, each Limited Partner (other than the General Partner) has the right to require the Partnership to redeem all or a portion of the Common Units held by such Limited Partner (the "Redeeming Partner") at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership, subject to the limitations and other requirements set forth in the Partnership Agreement;

         WHEREAS, pursuant to Section 8.6.B of the Partnership Agreement, the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units by paying to the Redeeming Partner the REIT Shares Amount, subject to the limitations and other requirements set forth in the Partnership Agreement (the "Exchange Right"), whereupon the General Partner shall acquire the Common Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of the Partnership Agreement as the owner of such Common Units;

         WHEREAS, the General Partner desires to assign to the Partnership, and the Partnership desires to assume from the General Partner, the right to exercise the Exchange Right; and

         WHEREAS, pursuant to Section 14.1.B(4) of the Partnership Agreement, the General Partner has the power, without the consent of the Limited Partners, to amend the Partnership Agreement to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Assignment; Assumption.

            (a) The General Partner hereby grants, assigns, conveys and transfers to the Partnership, and the Partnership hereby accepts from the General Partner, all of the General

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Partner's right, title and interest in and to the right to exercise the Exchange
Right; provided, however, that if the Partnership, in connection with a Redeeming Partner's exercise of its Redemption Right, elects to exercise the Exchange Right rather than pay the Cash Amount, then: (i) the General Partner shall satisfy the Redeeming Partner's exercise of its Redemption Right by issuing and delivering the REIT Shares Amount to such Redeeming Partner and (ii) such transaction shall be treated, for federal income tax purposes, as a transfer by the Redeeming Partner of the Common Units offered for redemption to the General Partner in exchange for the REIT Shares Amount; and provided further that in no event shall the Partnership acquire or be deemed to acquire a proprietary interest in any REIT Shares Amount issued as consideration for Common Units. The General Partner agrees to take such further action and to execute such additional documents as may be reasonably necessary to effect the assignment of the right to exercise the Exchange Right to the Partnership.

(b) Subject to Section 1(a) hereof, from and after the date hereof, the Partnership assumes all right, title and interest in and to, and all obligations and liabilities relating to or arising in connection with, the right to exercise the Exchange Right. The Partnership agrees to take such further action and to execute such additional documents as may be reasonably necessary to effect the assignment of the right to exercise the Exchange Right to it.

(c) The Partnership and the General Partner agree that the exercise of the Exchange Right shall be a management power of the General Partner under Section
7.1 of the Partnership Agreement and, consequently, the exercise thereof shall not be subject to any approval or vote of the Limited Partners.

         2. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         3. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).


                  [Remainder of Page Intentionally Left Blank]



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         IN WITNESS WHEREOF, the Partnership and the General Partner have executed and delivered this Assignment and Assumption Agreement as of the date first above written.



                                             SUMMIT PROPERTIES PARTNERSHIP, L.P.

                                             By: Summit Properties Inc.
                                                 Its General Partner



                                             By: /S/ Michael G. Malone
                                                 -------------------------------
                                                 Name: Michael G. Malone
                                                 Title: Senior Vice President



                                             SUMMIT PROPERTIES INC.



                                             By: /S/ Michael G. Malone
                                                 -------------------------------
                                                 Name: Michael G. Malone
                                                 Title: Senior Vice President